Exhibit 23.1
                                         CONSENT OF INDEPENDENT ACCOUNTANT


         We hereby consent to the use in this Prospectus constituting part of the Registration Statement Number of our report dated August 19, 1997 relating to the consolidated financial statements of Ammonia Hold, Inc. We also consent to the reference to us under the caption "Experts."


CROUCH, BIERWOLF & CHISHOLM


Salt Lake City, Utah
August 27, 1997